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Exhibit 4.12

AGREEMENT REGARDING PREEMPTIVE RIGHTS

        THIS AGREEMENT REGARDING PREEMPTIVE RIGHTS, dated as of March 1, 2005 (this "Agreement"), is by and between Pioneer Drilling Company, a Texas corporation (the "Company"), and Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"). Capitalized terms used but not defined in this Agreement have the meanings set forth in the Notice (defined below).

        WHEREAS, pursuant to the Preemptive Rights Notice and Election dated February 8, 2005, signed by the Company and Chesapeake (the "Notice"), Chesapeake has notified the Company of its intent to exercise its preemptive right to purchase its Pro Rata Amount of Company Offered Securities in the Offering, provided that the Offering is completed prior to March 8, 2005 (the fourth anniversary of the approval of the listing of the Company's stock on the American Stock Exchange), the date as of which Chesapeake's preemptive rights expire under the terms of the Chesapeake Purchase Agreement;

        WHEREAS, in connection with the Offering, the Company has filed a registration statement on Form S-1 (as the same may be amended, the "Registration Statement") with the U.S. Securities and Exchange Commission;

        WHEREAS, Chesapeake desires to (1) exercise its preemptive right by participating in the purchase of shares of the Company's common stock, par value $0.10 per share ("Common Stock"), in the Offering through the purchase of shares of Common Stock from the underwriters named in the prospectus relating to the Offering (the "Underwriters") and (2) acquire those shares regardless of whether its preemptive rights expire before the Offering is completed; and

        WHEREAS, the Company is willing to allow Chesapeake to exercise its preemptive right on the terms set forth in this Agreement regardless of whether the Offering is completed prior to March 8, 2005; provided that all of Chesapeake's preemptive rights under the Chesapeake Purchase Agreement are thereafter terminated and will not be permitted to revive;

        NOW, THEREFORE, the Company and Chesapeake hereby agree as follows:

        1.    Preemptive Right.    Chesapeake agrees that the Company's obligation to offer and sell to Chesapeake, its Pro Rata Amount of the Company Offered Securities shall be deemed satisfied in full upon the Company causing the Underwriters to agree to allocate and sell to Chesapeake, upon Chesapeake's written request, the number of shares of Common Stock which is equal to the number of shares of Common Stock that Chesapeake would be entitled to purchase upon exercise of its preemptive right under the Chesapeake Purchase Agreement with respect to the Company Offered Securities being sold in the Offering including, without implied limitation, any overallotment with respect to the Offering; provided, however, that for purposes of any such overallotment option, Chesapeake's Pro Rata Amount shall be computed on the basis of the percentage of the outstanding Common Stock held by Chesapeake immediately preceding the commencement of the Offering. In consideration of the provisions of Section 2 of this Agreement, the Company agrees that Chesapeake's preemptive right to acquire its Pro Rata Amount of the Company Offered Securities (including any overallotment with respect to the Offering, as provided above) shall extend beyond March 7, 2005 until the Offering is completed, provided that such extension shall not extend beyond June 30, 2005, if the Offering has not commenced by such date. This Agreement shall not obligate Chesapeake to purchase any shares of Common Stock in the Offering, but to the extent that Chesapeake does not purchase any shares of Common Stock which it would be entitled to be allocated in accordance with the preceding sentence, Chesapeake hereby waives its preemptive right with respect to the Company Offered Securities.

        2.    No Reinstatement of Preemptive Rights.    Notwithstanding the provisions of Section 1.3 of the Chesapeake Purchase Agreement, upon completion of the Offering, Chesapeake's preemptive rights shall be deemed terminated and shall not be subject to reinstatement. In furtherance of the foregoing provision, effective as of the date the Company first issues Company Offered Securities in connection with the Offering, Section 1.3 of the Chesapeake Purchase Agreement is hereby amended by deleting the proviso in the third sentence thereof.

        3.    Reliance.    Chesapeake hereby acknowledges and agrees that the Company, the selling shareholders named in the Registration Statement and the Underwriters are entitled to rely on this Agreement in connection with the Offering and the transactions contemplated thereby.

        4.    Effectiveness.    This Agreement shall become effective immediately upon its execution by the Company and Chesapeake.

        5.    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        6.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any principles of conflicts of law thereof that would result in the application of the laws of any other jurisdiction.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PIONEER DRILLING COMPANY
By:	/s/ WM. STACY LOCKE
Wm. Stacy Locke President and Chief Executive Officer
CHESAPEAKE ENERGY CORPORATION
By:	/s/ MARCUS C. ROWLAND
Marcus C. Rowland Executive Vice President and Chief Financial Officer

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  Exhibit 4.12
AGREEMENT REGARDING PREEMPTIVE RIGHTS